Ex 99.1

Passage Bio to Present Positive Interim Data from Cohort 1 Patients with FTD-GRN in upliFT-D Study at 14th International Conference on Frontotemporal Dementias (ISFTD2024)

Interim safety and biomarker data from the upliFT-D trial in FTD-GRN demonstrated that Dose 1 of PBFT02 achieved robust levels of CSF progranulin in all treated Cohort 1 patients; elevated CSF progranulin levels were sustained up to 12 months post-treatment

Dose 1 of PBFT02 continued to be well-tolerated in all patients who received a revised immunosuppression regimen

Company to deliver the updated data during a poster presentation at ISFTD2024 on Friday, September 20, 2024 at 9:38 a.m. GMT

PHILADELPHIA, September 16, 2024 — Passage Bio, Inc. (Nasdaq: PASG), a clinical stage genetic medicines company focused on improving the lives of patients with neurodegenerative diseases, will present updated data from the ongoing global Phase 1/2 upliFT-D clinical trial evaluating PBFT02, an adeno-associated virus (AAV)-delivery gene therapy for the treatment of patients with frontotemporal dementia (FTD) with granulin (GRN) mutations, at the 14th International Conference on Frontotemporal Dementias (ISFTD2024). The poster presentation will include safety and biomarker data from all treated patients (n=5) in the first cohort of the study.

Juan Chavez, M.D., vice president of clinical development, will share the data during an oral presentation, Interim Safety and Biomarker Data From upliFT-D Trial of PBFT02 in FTD with GRN Mutations, on Friday, September 20, 2024 at 9:38 a.m. GMT.

"We are very encouraged by the positive Cohort 1 data from our upliFT-D trial demonstrating that intra-cisterna magna delivery of Dose 1 of PBFT02 resulted in robust and durable increases in CSF PRGN expression, with elevated levels maintained for up to one year after treatment,” said Will Chou, M.D., president and chief executive officer of Passage Bio. "Furthermore, PBFT02 continued to be well-tolerated among all Cohort 1 patients who received enhanced immunosuppression, with no serious adverse events or evidence of clinically significant immune responses observed in these patients. These results underscore the potential of PBFT02 as a best-in-class progranulin-raising therapy and further solidify our strategy to advance this one-time treatment in additional neurodegenerative diseases. We look forward to showcasing these findings during our poster session, and are thankful for the participants, their caregivers, and clinical trial investigators for their support of this study.”

Interim results from Cohort 1 (n=5) in the upliFT-D clinical trial

Safety (patient follow-up to 12 months)

●	Dose 1 of PBFT02 was well-tolerated in all patients (patients 2, 3, 4, and 5) who received an enhanced immunosuppression regimen following protocol amendment.
o	No serious adverse events (SAEs).
o	All treatment emergent adverse events (AEs) were mild to moderate in severity.
o	No evidence of clinically significant immune response, hepatotoxicity or safety related imaging abnormalities.
●	Patient 1 received a low level of immunosuppression (60 mg oral prednisone for 60 days) and experienced two SAEs that were both asymptomatic and consistent with an immune response.
o	Following patient 1, the protocol was amended to increase the steroid regimen (1,000 mg IV methylprednisolone on days 1-3 followed by 60 mg oral prednisone through day 60) for all subsequent patients.
●	No evidence of dorsal root ganglion (DRG) toxicity, as measured by nerve conduction studies, and no complications during ICM administration were observed across any of the five patients.

Biomarkers

●	Dose 1 of PBFT02 treatment resulted in a robust and durable increase in PGRN expression.
●	Relative to baseline, PBFT02 increased CSF PGRN expression in all patients; up to 6-fold at one month (range of 10.7 to 17.3 ng/mL; n=5) and up to 10-fold at six months (range of 21.7 to 27.3 ng/mL; n=2).
●	The effect of PBFT02 was consistent across all patients, with CSF PGRN levels exceeding the range found in healthy adult controls of 3.3 to 8.2 ng/mL (n=61).
●	CSF PGRN remained elevated at 12 months (n=1), reaching a level of 34.2 ng/mL. The rate of increase slowed between six months and 12 months (one month to six months: 58% vs. six months to 12 months: 26%).
●	Plasma PGRN expression remained below healthy reference levels across all patients.

A copy of the poster presentation will be available on the Investor Events and Presentations page of the Passage Bio corporate website.

About upliFT-D (NCT04747431)

upliFT-D is a Phase 1/2 global, multi-center, open-label, dose-escalation clinical trial of PBFT02 administered by single injection into the cisterna magna in patients aged 35 to 75 years with FTD-GRN. The clinical trial will sequentially enroll two cohorts, with an optional third cohort expected to be enrolled based on the results of the first two cohorts. Enrollment is currently ongoing. The primary endpoint of the clinical trial is to evaluate the safety and tolerability of PBFT02. Secondary endpoints include disease biomarkers and clinical outcome measures. upliFT-D is a two-year clinical trial with a three-year safety extension.

Passage Bio is pursuing several initiatives to support clinical trial recruitment and enrollment, including a collaborative partnership with InformedDNA to provide no-cost genetic counseling and testing for adults who have been diagnosed by their physicians with FTD. More information about upliFT-D can be found here.

About PBFT02

PBFT02 utilizes an AAV1 viral vector to deliver, through ICM administration, a functional GRN gene that encodes for PGRN. This vector construct and delivery approach aim to elevate PGRN levels in the central nervous system to alter the course of neurodegenerative diseases. Interim clinical data from the upliFT-D Phase 1/2 study in FTD-GRN participants shows that ICM administration of PBFT02 resulted in robust PGRN elevations in the CSF.

The potential clinical benefit of PBFT02 is supported by extensive preclinical studies. In non-human primates, a single ICM administration of PBFT02 led to broad vector distribution throughout the CNS, and robust, dose-dependent elevations in PGRN levels in CSF. An NHP study also demonstrated that AAV1 was particularly proficient at transducing ependymal cells. In a murine FTD model, PBFT02 administration improved lysosomal function and reduced neuroinflammation.

About Passage Bio

Passage Bio (Nasdaq: PASG) is a clinical stage genetic medicines company on a mission to improve the lives of patients with neurodegenerative diseases. Our primary focus is the development and advancement of cutting-edge, one-time therapies designed to target the underlying pathology of these conditions. Passage Bio’s lead product candidate, PBFT02, seeks to treat neurodegenerative conditions, including frontotemporal dementia, by elevating progranulin levels to restore lysosomal function and slow disease progression.

To learn more about Passage Bio and our steadfast commitment to protecting patients and families against loss in neurodegenerative conditions, please visit: www.passagebio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995, including, but not limited to: our expectations about timing and execution of anticipated milestones, including the progress of clinical studies and the availability of clinical data from such trials; our expectations about our collaborators’ and partners’ ability to execute key initiatives; and the ability of our product candidates to treat their respective target CNS disorders. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “possible,” “will,” “would,” and other words and terms of similar meaning. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our ability to develop and obtain regulatory approval for our product candidates; the timing and results of preclinical studies and clinical trials; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events; the risk that positive results in a preclinical study or clinical trial may not be replicated in subsequent trials or success in early stage clinical trials may not be predictive of results in later stage clinical trials; failure to protect and enforce our intellectual property, and other proprietary rights; our dependence on collaborators and other third parties for the development and manufacture of product candidates and other aspects of our business, which are outside of our full control; risks associated with current and potential delays, work stoppages, or supply chain disruptions; and the other risks and uncertainties that are described in the Risk Factors section in documents the company files from time to time with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. Passage Bio undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For further information, please contact:

Investors:

Stuart Henderson

Passage Bio

267.866.0114

shenderson@passagebio.com

Media:

Mike Beyer
Sam Brown Inc. Healthcare Communications
312.961.2502
MikeBeyer@sambrown.com